Exhibit 10.22

June 9, 2020

Dear Jon Barack,

As discussed on January 2, 2020, the Company and you agreed that the Anniversary Bonus provided for in your Employment Agreement dated May 1, 2019, attached as Exhibit A, has been terminated and no Anniversary Bonus payment is due to you. Instead, you have agreed to an award of [$121,875] in Jushi Holdings Inc. restricted subordinate voting shares (“Restricted Stock Bonus”) subject to the approval of the Compensation Committee of the Board of Directors as your bonus to be paid through May 1, 2020. The Restricted Stock Bonus will vest one year after your anniversary date, January 25, 2021. If you are terminated for any reason or resign from your employment with the Company, your Restricted Stock Bonus will immediately vest and will cease to be subject to risk of forfeiture.

For future bonuses, you will be eligible for a discretionary performance-based bonus that may be paid by the Company in cash or stock at the Company’s discretion. The bonus target shall be determined by the Compensation Committee at a later date. You have agreed to an amendment of your May 1, 2019 Employment Agreement to remove the Anniversary Bonus and replace it with this discretionary performance-based bonus.

Sincerely,

Nichole Upshaw

Vice President of Human Resources

Acknowledgment - Please indicate your agreement by signing below.

/s/ Jon Barack	6.9.2020
Signature	Date